UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2016 (June 29, 2016)

Communications Sales & Leasing, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-36708	46-5230630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10802 Executive Center Drive Benton Building Suite 300 Little Rock, Arkansas	72211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (501) 850-0820

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 29, 2016, in connection with the completed acquisition of PEG Bandwidth, LLC, which was owned by affiliates of Associated Partners, L.P. (“AP”), and in accordance with the terms and conditions set forth in that certain Agreement and Plan of Merger, dated January 7, 2016 (the “Merger Agreement”) related thereto, the Board of Directors (the “Board”) of Communications Sales & Leasing, Inc. (the “Company”) increased the size of the Board from four to five members and appointed Mr. Scott Bruce, managing director of AP and the former chairman of the board of directors of PEG, to fill the newly created vacancy. Mr. Bruce is not currently expected to serve on any of the Board’s committees.

Mr. Bruce will be compensated for his board service in accordance with the Company’s non-employee director compensation program, as more fully described in the “Director Compensation” section of the Company’s definitive proxy statement for the 2016 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 6, 2016, and will receive pro-rated amounts of the annual cash retainer and the annual restricted stock grant. Mr. Bruce will also enter into the Company’s standard indemnity agreement for directors and executive officers.

Other than the Merger Agreement, and the transactions contemplated thereby, there are no other arrangements or understandings between Mr. Bruce and any other person pursuant to which he was selected to serve on the Board, nor is Mr. Bruce party to any other related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2016	COMMUNICATIONS SALES & LEASING, INC.

	By:	/s/ Daniel L. Heard
		Name:	Daniel L. Heard
		Title:	Executive Vice President – General Counsel and Secretary